As filed with the Securities and Exchange Commission on September 19, 2016

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM F-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

NEVSUN RESOURCES LTD.
(Exact name of registrant as specified in its charter)

Registration No. 333-

British Columbia, Canada	Not Applicable
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

Suite 760 – 669 Howe Street
Vancouver, British Columbia V6C 0B4
(604) 623-4700
Attention: Corporate Secretary
(Address and Telephone Number of Registrant’s principal executive offices)

Gibson Dunn & Crutcher LLP
3161 Michelson Drive,
Irvine, CA 92612-4412
(949) 451-3800

(Name, address and telephone number of agent for service)

Copies to:

Joseph P. Giuffre Nevsun Resources Ltd. 760 - 669 Howe Street Vancouver, British Columbia V6C 0B4, Canada, M5L 1B9, (604) 623-4700	James Moloney Gibson Dunn & Crutcher LLP Suite 3161 Michelson Drive Irvine, CA 92612-4412 (949) 451-3800	Martin Langlois Stikeman Elliott LLP Suite 5300, Commerce Court West 199 Bay Street, Toronto, Ontario, Canada (416) 869-5672

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.   [ X ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  [ X ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule-462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [  ]

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  [ X ]

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. [  ]

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be Registered	Proposed Maximum Offering Price Per Security (1)	Proposed Maximum Aggregate Offering Price (1)	Amount of registration fee
Common Shares	15,000,000 shares	$3.165	47,475,000	$4,780.73

(1)	Based on the average of the high and low prices of the common shares of Nevsun Resources Ltd. on September 16, 2016 on the New York Stock Exchange, and estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended (the “Securities Act”).

If as a result of stock splits, stock dividends or similar transactions, the number of securities purported to be registered on this Registration Statement changes, the provisions of Rule 416 shall apply to this Registration Statement.

PART I

INFORMATION REQUIRED IN PROSPECTUS

NEVSUN RESOURCES LTD.

15,000,000 Common Shares

DIVIDEND REINVESTMENT PLAN

On September 19, 2016, NEVSUN RESOURCES LTD. (“Nevsun Resources,” the “Corporation,” “we” or “us”) established a dividend reinvestment plan (the “Plan”) to provide holders of the common shares (“Common Shares”) of the Corporation with a simple and convenient method to purchase additional Common Shares by reinvesting cash dividends (less any applicable withholding tax).

A Plan participant may obtain additional Common Shares by automatically reinvesting all or any portion of the cash dividends paid on Common Shares held by the Plan participant without paying any brokerage commissions, administrative costs or other service charges. Our dividends have historically been paid quarterly in respect of periods ended March 31, June 30, September 30 and December 31 on such dates as are determined by the Corporation’s Board of Directors (the “Board”).

The Common Shares are listed on the Toronto Stock Exchange (the “TSX”) and on the New York Stock Exchange (the “NYSE”) under the symbol “NSU.” On September 16, 2016, the closing price of the Common Shares on the TSX and the NYSE was CDN$4.14 and US$3.13, respectively.

The Plan shares acquired by the Plan agent (the “Agent”) under the Plan shall be acquired in one of the following manners: (i) through the purchase of Common Shares on the open market (a “Market Acquisition”) through the facilities of the NYSE, based on the average price for which all additional Common Shares in respect of a given dividend payment date are acquired (excluding brokerage commissions, fees and all transactions costs) (the “Market Purchase Price”), (ii) through the new issuance of Common Shares from the treasury of the Corporation (“Treasury Acquisition”) at a price based on the volume weighted average of the trading prices of the Common Shares on the applicable stock exchange for the five (5) consecutive trading days ending on and including the trading date immediately preceding a given dividend payment date, less a discount, if any, of up to 5% at the Corporation’s discretion (the “Treasury Purchase Price”), or (iii) be acquired through a combination of Market Acquisitions and Treasury Acquisitions at a price based on the average of the Market Purchase Price and Treasury Purchase Price (a “Combination Purchase”);

We cannot estimate anticipated proceeds from sales of Common Shares pursuant to the Plan, which will depend upon the market price of the Common Shares, the extent of shareholder participation in the Plan and other factors. We will not pay underwriting commissions in connection with the Plan but will incur costs of approximately US$248,156.84 in connection with this offering.

We urge you to carefully read the “Risk Factors” section beginning on page 6, where we describe risks associated with the Plan and our business and operations, before you make your investment decision.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offence.

Our principal executive offices are located at Suite 760, 669 Howe Street, Vancouver, British Columbia V6C 0B4, Canada and our telephone number is (604) 623-4700.

The date of this prospectus is September 19, 2016

TABLE OF CONTENTS

RISK FACTORS

Before you decide to participate in the Plan and invest in the Common Shares, you should be aware of the following material risks in making such an investment. You should consider carefully these risk factors together with all risk factors and information included or incorporated by reference in this prospectus, including the risk factors set forth in our Annual Information Form, our Management’s Discussion and Analysis, included in our Annual Report on Form 40-F, and our Management Information Circular, dated May 18, 2016, before you decide to participate in the Plan and purchase Common Shares. In addition, you should consult your own financial and legal advisors before making an investment.

Risks Related to the Plan

You will not know the price of the Common Shares you are purchasing under the Plan at the time you authorize the investment or elect to have your dividends reinvested.

The price of the Common Shares may fluctuate between the time you decide to purchase Common Shares under the Plan and the time of actual purchase. In addition, during this time period, you may become aware of additional information that might affect your investment decision. You may realize a loss in connection with the purchase of Common Shares.

The Company may amend, suspend or terminate the Plan at any time.

Under the Plan, the Company may amend, suspend or terminate the Plan at any time, and such amendments, modifications, suspensions or terminations may be materially prejudicial to participants on a going-forward basis. The Company will send written notice to participants of any material amendment, suspension or termination. Any amendment of the Plan will be subject to the prior approval of the TSX. If the Plan is terminated, the Agent will remit to participants certificates registered in their name for whole Common Shares, together with the proceeds from the sale of any fractions of Common Shares. If the Plan is suspended, subsequent dividends on Commons Shares will be paid in cash.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”) and, in accordance with the Exchange Act, we also file reports with and furnish other information to the United States Securities and Exchange Commission (the “SEC”). Under the multi-jurisdictional disclosure system adopted by the United States, these reports and other information (including financial information) may be prepared, in part, in accordance with the disclosure requirements of Canada, which differ from those in the United States. Any document we file with or furnish to the SEC can be read and copied at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549.  Please call the SEC at 1-800-SEC-0330 or contact them at www.sec.gov for further information on the operation of the Public Reference Room. Our filings are also available electronically from the SEC’s Electronic Document Gathering and Retrieval System (EDGAR) at www.sec.gov. You may also want to visit our website at www.nevsun.com for further information.

We have filed under the United States Securities Act of 1933, as amended (the “Securities Act”) a registration statement on Form F-3 relating to our Plan. This prospectus forms a part of the registration statement. This prospectus does not contain all of the information included in the registration statement, certain portions of which have been omitted as permitted by the rules and regulations of the SEC. You are encouraged to refer to the registration statement and the exhibits that are incorporated by reference into it for further information about us and the Common Shares. Statements contained in this prospectus describing provisions of the Plan are not necessarily complete, and in each instance reference is made to the copy of the Plan which is included as an exhibit to the registration statement, and each such statement in this prospectus is qualified in all respects by such reference.

DOCUMENTS INCORPORATED BY REFERENCE

We incorporate by reference the following documents we filed under the Exchange Act with the SEC:

1.	Our Annual Report on Form 40-F for the fiscal year ended December 31, 2015, filed with the SEC on March 15, 2016 (the “Annual Report on Form 40-F”);

2.	A description of the Common Shares filed with our Annual Report on Form 40-F filed with the SEC on March 15, 2016;

3.	Our Report on Form 6-K, including management’s discussion and analysis and financial statements for the quarter ended March 31, 2016, filed with the SEC on April 21, 2016;

4.	The Management Information Circular, dated May 18, 2016, filed with our Form 6-K, filed with the SEC on May 20, 2016;

5.	Our Report on Form 6-K, filed with the SEC on June 17, 2016;

6.	Our Report on Form 6-K, filed with the SEC on June 23, 2016; and

7.	Our Report on Form 6-K, including management’s discussion and analysis and financial statements for the quarter ended June 30, 2016, filed with the SEC on July 28, 2016.

In addition, all subsequent filings filed by us with the Commission on Form 40-F and Form 6-K filed or furnished by us that are identified in such form as being incorporated by reference into the registration statement of which this prospectus forms a part, in each case subsequent to the date of this prospectus and prior to the termination of this offering, are incorporated by reference into this prospectus as of the date of the filing of such documents.  Also, we may incorporate by reference our future reports on Form 6-K subsequent to the date of this prospectus by stating in the Form 6-K that they are being incorporated by reference into this prospectus.

Any statement contained in this prospectus or in a document (or part thereof) incorporated by reference, or deemed to be incorporated by reference, in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in the prospectus or in any subsequently filed document (or part thereof) that also is, or is deemed to be, incorporated by reference in this prospectus modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this prospectus. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document which it modifies or supersedes.

Any person to whom a prospectus is delivered, including any beneficial owner, may obtain without charge, upon written or oral request, a copy of the Plan or of any of the documents incorporated by reference herein, except for the exhibits to such documents unless such exhibits are specifically incorporated by reference in such documents. Requests should be directed to: Suite 760, 669 Howe Street, Vancouver, British Columbia, Canada, V6C 0B4, Attention: Corporate Secretary, Telephone Number: (604) 623-4700.

All dollar amounts in this Prospectus are expressed in U.S. Dollars, unless otherwise indicated.

ENFORCEABILITY OF CERTAIN CIVIL LIABILITIES

We are a corporation incorporated under and governed by the Business Corporations Act (British Columbia) (“BCA”). Some of our officers and directors, and some of the experts named in this prospectus and the documents incorporated by reference herein, are Canadian residents, and many of our assets or the assets of our officers and directors and experts are located outside the United States. We have appointed an agent for service of process in the United States, but it may be difficult for United States investors to effect service within the United States upon those directors, officers and experts who are not residents of the United States. It may also be difficult for United States investors to realize in the United States upon judgments of courts of the United States predicated upon our civil liability and the civil liability of our officers and directors and experts under the United States federal securities laws or the securities law of any state of the United States.

We have been advised by our Canadian counsel, Stikeman Elliott LLP, that a judgment of a United States court predicated solely upon civil liability under United States federal securities laws would probably be enforceable in Canada if the United States court in which the judgment was obtained has a basis for jurisdiction in the matter that would be recognized by a Canadian court for the same purposes. We have also been advised by Stikeman Elliott LLP, however, that there is substantial doubt whether an action could be brought in Canada in the first instance on the basis of liability predicated solely upon United States federal securities laws.

We have appointed Gibson Dunn & Crutcher LLP, 3161 Michelson Drive, Irvine, CA 92612-4412, as our agent in the United States upon which service of process against us may be made in any action based on this prospectus.

FORWARD-LOOKING STATEMENTS

The prospectus and the documents incorporated by reference herein contain “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995 and “forward-looking information” within the meaning of applicable Canadian securities legislation. These forward looking statements relate to future events or the Corporation’s future performance including anticipated developments in the Corporation’s continuing and future operations, and the adequacy of the Corporation’s financial resources and financial projections.  All statements other than statements of historical fact are forward-looking statements. Forward-looking statements are frequently, but not always, identified by words such as “expects,” “anticipates,” “believes,” “intends,” “estimates,” “potential,” “possible,” “budget” and similar expressions, or statements that events, conditions or results “will,” “may,” “could” or “should” occur or be achieved. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results or events to differ materially from those anticipated in such forward-looking statements. These statements speak only as of the date of this Prospectus.

Forward-looking statements include, but are not limited to statements concerning:

  forecasts related to construction, mine operations, commencement of commercial production from our zinc floatation plant expansion, production targets, timetables and estimates of capital and operating costs;
  the timing, nature and extent of future zinc, copper and gold production, expanding exploration licenses, the estimation of mineral reserves and resources, methodologies and models used to prepare resource and reserve estimates;
  estimates of the quantity, quality and the realization of mineral reserves and resources, the conversion of mineral properties to reserves and resources;
  interpretation of drill results as such information constitutes a prediction of what mineralization might be found to be present if and when a project is actually developed;
  statements based on certain assumptions that a mineral deposit can or may be economically exploited;
  the potential to expand resources, reserves and mine life;
  exploration, environmental, health and safety initiatives;
  future exploration budgets, plans, work programs and capital expenditures;
  integration or expansion of operations and requirements for additional capital;
  anticipated timing of grant of permits, mining and development plans and activities;
  grades, processing rates and net cash flows;
  metal prices and exchange rates;
  reclamation costs and unanticipated reclamation expenses;
  environmental risks;
  dividend plans and policy;
  the outcome of litigation matters and disputes in which we are involved;
  government regulation of mining operations;
  political risks and uncertainties;
  general business and economic conditions; and
  other events or conditions that may occur in the future.

Forward-looking statements are statements about the future and are inherently uncertain, and actual achievements of the Corporation or other future events or conditions may differ materially from those reflected in the forward-looking statements due to a variety of risks, uncertainties, assumptions and other factors, including, without limitation, the risks more fully described in the documents incorporated by reference.

Although the Corporation has attempted to identify important factors that could cause actual results to differ materially from those contained in forward-looking statements, there may be other factors that could cause actual results to differ from what is anticipated, estimated or intended. The Corporation’s forward-looking statements are based on the beliefs, expectations and opinions of management on the date the statements are made and the Corporation assumes no obligation to update such forward-looking statements in the future, except as required by law.  There can be no assurance that such statements will prove to be accurate, as actual results and future events could differ materially from those anticipated in such statements. For the reasons set forth above, investors should not place undue reliance on forward-looking statements.  The Corporation disclaims any intention or obligation to update or revise any forward-looking statements whether as a result of new information, future events or otherwise, except as required by applicable law.

CAUTIONARY LANGUAGE REGARDING RESERVES AND RESOURCES

For further information on Mineral Reserves and Mineral Resources and on Nevsun Resources more generally, readers should refer to Nevsun Resources’ Annual Information Form for the year ended December 31, 2015, our Management Information Circular, dated May 18, 2016, and other continuous disclosure documents filed by Nevsun Resources since January 1, 2016, available on SEDAR at www.sedar.com.  Nevsun Resources’ Mineral Reserves and Mineral Resources are subject to the qualifications and notes set forth therein. Mineral Resources which are not Mineral Reserves do not have demonstrated economic viability.

Cautionary Note to United States Investors Concerning Estimates of Measured, Indicated and Inferred Resources

The information incorporated by reference and contained herein uses the terms “Measured”, “Indicated” and “Inferred” Mineral Resources. United States investors are advised that while such terms are recognized and required by Canadian regulations, the United States Securities and Exchange Commission does not recognize them and expressly prohibits U.S. registered companies from including such terms in their filings with the SEC. “Inferred Mineral Resources” have a great amount of uncertainty as to their existence, and as to their economic and legal feasibility. It cannot be assumed that all or any part of an Inferred Mineral Resource will ever be upgraded to a higher category. Under Canadian rules, estimates of Inferred Mineral Resources may not form the basis of feasibility or other economic studies. United States investors are cautioned not to assume that all or any part of Measured or Indicated Mineral Resources will ever be converted into Mineral Reserves. United States investors are also cautioned not to assume that all or any part of an Inferred Mineral Resource exists, or is economically or legally mineable. United States investors are urged to consider closely the disclosure in Nevsun Resources’ Form 40-F, a copy of which may be obtained from Nevsun Resources or from www.sec.gov/edgar.

NEVSUN RESOURCES LTD.

Nevsun Resources Ltd. and its subsidiaries (collectively, “Nevsun” or the “Company”) are engaged in the acquisition, exploration, development and operation of mineral property interests.  Nevsun is a public company which is listed on the TSX and the NYSE MKT LLC, under the trading symbol “NSU.”  Nevsun was incorporated under the laws of the Province of British Columbia under the Company Act (British Columbia), is currently governed by the BCA and maintains its head office at Suite 760 – 669 Howe Street, Vancouver, British Columbia, Canada, V6C 0B4 and its registered and records office at 1000 – 840 Howe Street, Vancouver, British Columbia, Canada, V6Z 2M1, and its website address is www.nevsun.com.

The Company’s two principal assets are its majority 60% ownership interest in the Bisha Mine and its mineral properties in Eritrea (the “Bisha Property”) and the partially owned Timok copper gold project (“Timok project”) in Serbia which was acquired during Q2 2016 through the acquisition of Reservoir Minerals Inc. (“Reservoir”). The Bisha Property hosts a gold, copper and zinc deposit and includes satellite VMS deposits at Harena, Northwest, Hambok, Aderat and Asheli. The Company’s principal mining operation is the Bisha Mine, which is located on the Bisha Property and is owned and operated by Bisha Mining Share Company (“BMSC”), an Eritrean registered corporation.  Nevsun is a 60% shareholder of BMSC, with the remaining 40% ownership in BMSC held by the State-owned Eritrean National Mining Corporation (“ENAMCO”).  BMSC is governed under the terms of a shareholder agreement between Nevsun and ENAMCO.  Under Eritrean mining law, the State of Eritrea initially held a 10% free carried interest in the property.  In October 2007, ENAMCO agreed to purchase an additional 30% interest in BMSC.  In May 2008, BMSC was granted a 20-year mining license for the main and northwest zones on the Bisha Property, and on July 6, 2012, a 10-year mining license was granted for the Harena property.  BMSC also holds the Mogoraib River exploration license that includes the Hambok, Aderat, and Asheli deposits, and it is renewed annually. On June 29, 2016, BMSC acquired two new exploration licenses in Eritrea.

The Bisha Mine was in commercial gold production from February 2011 to June 2013, which allowed for an early payback of pre-production capital and funding of the copper phase expansion.  Commissioning of the copper flotation plant at the Bisha Mine commenced in late June 2013 and commercial production was achieved on December 1, 2013. Mining copper ore from the supergene phase ceased during Q2 2016 and the Bisha Mine has entered into the commissioning phase of the zinc plant which consists of processing copper and zinc ore from the primary phase. During the primary phase, the Bisha Mine will produce both zinc and copper concentrates. The Bisha Mine’s current reserve life extends through 2025. The Bisha Mine has the full support of the Eritrean Government.

On June 23, 2016, the Company completed the acquisition of 100% of the outstanding shares of Reservoir under an arrangement agreement dated April 22, 2016, as amended on June 16, 2016 (the “Arrangement Agreement”) pursuant to a plan of arrangement under the BCA. Concurrent with entering into the Arrangement Agreement, Nevsun and Reservoir entered into a funding transaction whereby Nevsun would provide $135,000,000 to fund Global Reservoir (BVI) Inc., a wholly owned subsidiary of Reservoir, to exercise its right of first offer (“ROFO”) in respect of its joint venture with Freeport International Holdings (BVI) Inc. (“Freeport BVI”). On closing of the exercise of the ROFO (May 2, 2016), Global Reservoir Minerals (BVI) Inc. acquired a 100% interest in the Upper Zone and a 60.4% present interest in the Lower Zone of the Timok project, a copper-gold development project in Serbia. Freeport-McMoRan Exploration Corp. (“Freeport”) presently owns an indirect 39.6% interest in the Lower Zone through its Class B share ownership in Freeport BVI and its ownership interest in the Lower Zone could be increased to 54.0%.

Reservoir made a cash payment of $135,000,000 on closing of the ROFO and agreed to make expenditures of $20,000,000 on agreed Lower Zone work. Additionally, the Company is committed to make the following payments to Freeport: $45,000,000 upon the earliest to occur of (i) a decision to proceed with construction of facilities in the Upper Zone, and (ii) access to either ore body for direct ship ore; and $50,000,000 payable to Freeport upon the achievement of commercial production. Freeport is also entitled to be repaid up to $12,500,000 in recoupment of project expenditures from the Company’s share of future distributions.

The Company has been appointed as operator of the Timok project until the occurrence of certain events, which are expected to be at least 15 years after commencement of commercial production on the Upper Zone, and will advance the development of both the Upper Zone and the Lower Zone.  The Company will fund 100% of the Upper Zone development costs and will sole fund $20,000,000 of agreed Lower Zone work. The Company and Freeport will fund additional Lower Zone work based on their respective ownership interests in the Lower Zone. After delivery of a feasibility study by the Company, Freeport will have increased its ownership in the Lower Zone to 54% and the Company will own 100% of the Upper Zone and 46% of the Lower Zone. The Company will continue to solely fund the development of the Upper Zone and Freeport and the Company will be responsible for jointly funding the additional development of the Lower Zone on a pro rata basis based on their respective ownership interests in the Lower Zone (54% by Freeport and 46% by the Company following the delivery of the feasibility study) and each will be entitled to its pro rata share of economic benefits of the Lower Zone. The Company holds a 100% interest in the Upper Zone.

See the Corporation’s Annual Report on Form 40-F, Report on Form 6-K, filed with the SEC on April 21, 2016, Management Information Circular, dated May 18, 2016, filed with the SEC with the Corporation’s Form 6-K, filed with the SEC on May 20, 2016, and Report on Form 6-K, filed with the SEC on July 28, 2016, each of which are incorporated by reference herein, for further details regarding the business of the Corporation.

USE OF PROCEEDS

The net proceeds from the sale of the Common Shares will be principally used for general corporate purposes. We have no basis for estimating precisely either the number of Common Shares that may be sold under the Plan or the prices at which such shares may be sold. The amount of proceeds that we will receive will depend upon the amount of dividends declared by the Corporation, market price of the Common Shares, the extent of shareholder participation in the Plan and other factors.

THE PLAN

The following is a summary of the material attributes of the Plan. The summary does not purport to be complete and is subject to, and qualified in its entirety by, reference to the complete Plan that is filed as an exhibit to the registration statement of which this prospectus forms a part. The 15,000,000 Common Shares offered by this prospectus, if as and when distributed, will be distributed pursuant to the Plan, which is dated as of September 19, 2016. Capitalized terms used in this summary and not defined elsewhere shall have the meaning attributed to them in the Plan.

Purpose of the Plan

The Plan permits holders of the Common Shares to automatically reinvest all or any portion of the cash dividends paid on their Common Shares in additional Common Shares. Common Shares distributed under the Plan will, at the option of the Corporation, be acquired by the agent appointed to administer the Plan (the “Agent”) from the treasury of the Corporation or in the open market on the New York Stock Exchange, or a combination of both and, in each case, in the manner specified in the Plan.

Notice to Non–registered Beneficial Shareholders

Non-registered beneficial shareholders of the Corporation’s Common Shares (i.e. shareholders who hold their Common Shares through a Nominee (defined below)) should consult with that Nominee to determine the procedures for participation in the Plan. The administrative practices of such Nominees may vary and accordingly the various dates by which actions must be taken and documentary requirements set out in the Plan may not be the same as those required by the Nominee. There may be a fee charged by some Nominees to non-registered beneficial shareholders in respect of matters related to the Plan, which will not be covered by the Corporation or the Agent. Where a beneficial owner of Common Shares wishes to enroll in the Plan through a CDS (as defined below) participant in respect of Common Shares registered through CDS, appropriate instructions must be received by CDS from the CDS participant not later than such deadline as may be established by CDS from time to time, in order for the instructions to take effect on the Dividend Payment Date (defined below) to which that dividend record date relates. Instructions received by CDS after their internal deadline will not take effect until the next following Dividend Payment Date. CDS participants holding Common Shares on behalf of beneficial owners of Common Shares registered through CDS must arrange for CDS to enroll such Common Shares in the Plan on behalf of such beneficial owners in respect of each Dividend Payment Date.

Plan participants that are non-registered beneficial shareholders may voluntarily terminate their participation in the Plan as of a particular record date for a Dividend Payment Date by notifying their Nominee sufficiently in advance of that record date. Plan participants should contact their Nominee for appropriate procedures. Beginning on the first Dividend Payment Date after such termination is effective, dividends to such non-registered beneficial shareholders will be made in cash. Any expenses associated with the preparation and delivery of a termination notice will be for the account of the Plan participant exercising its right to terminate participation in the Plan.

With respect to Plan participants that are non-registered beneficial shareholders, Common Shares purchased under the Plan from treasury or the open market will be credited by the Agent to CDS and CDS shall in turn, on a pro rata basis based on such Plan participants’ respective entitlement to the dividend used to purchase Common Shares under the Plan, credit such Common Shares to the account of the applicable Nominee through whom such Plan participants hold Common Shares.

The crediting of fractional Common Shares in favor of non-registered beneficial shareholders who participate in the Plan through a Nominee will depend on the policies of that Nominee. A Plan participant that is a non-registered beneficial shareholder will receive, from his, her or its Nominee for tax reporting purposes, confirmations of the number of Common Shares issued to such Plan participant under the Plan in accordance with the Nominee’s usual practice.

Participation in the Plan

Eligibility

All registered and beneficial owners of Common Shares who are resident in Canada or the United States are eligible to participate in the Plan. The Common Shares are registered under the Securities Act and are offered for sale in both Canada and the United States. Shareholders that are resident in jurisdictions other than Canada or the United States can also participate in the Plan, subject to any restrictions of laws in such shareholder’s jurisdiction of residence. Cash dividends to be reinvested for shareholders resident outside of Canada will be reduced by the amount of any applicable withholding taxes, as determined by the Corporation in its sole discretion.

Enrollment — Registered Shareholders

Registered shareholders (other than Clearing and Depository Services, Inc. (“CDS”)) may enroll some or all of their Common Shares in Plan by completing a duly completed and executed enrollment form in the form provided by the Corporation and the Agent for this purpose (the “Enrollment Form”), and sending it to the Agent at the address noted on the Enrollment Form. Enrollment Forms may be obtained from the Agent at any time by following the instructions on the Corporation’s website at www.nevsun.com or at the Agent’s web portal at www.investorcentre.com.

A duly and properly completed Enrollment Form must be received by the Agent not less than five (5) business days before the record date upon which a dividend is paid by the Corporation (such date, the “Dividend Payment Date”).  If the Enrollment Form is received by the Agent from a registered shareholder after that time, the Enrollment Form will not take effect on such Dividend Payment Date and will only take effect on the next occurring Dividend Payment Date. Instructions from CDS must be received by the Agent in accordance with the customary practices of CDS and as agreed by the Agent and the Corporation.

Enrollment — Beneficial Owners of Common Shares

CDS or any other Nominee (as defined below) will provide separate instructions to the Agent regarding the extent of its participation in the Plan on behalf of beneficial owners of Common Shares. The Depository Trust Company (“DTC”) does not participate in dividend reinvestment plans for Canadian issuers. A CDS participant must, on behalf of the non-registered beneficial shareholder, advise CDS of such shareholder’s participation in the Plan by no later than a record date for a particular Dividend Payment Date (defined below). CDS will, in turn, notify the of such shareholder’s participation in the Plan.

Beneficial owners of Common Shares registered in the name of an intermediary such as a financial institution, broker, or other nominee who holds Common Shares on behalf of a beneficial owner of Common Shares and who supports dividend reinvestment plans for Canadian issuers, including CDS (a “Nominee”), may not directly enroll in the Plan in respect of those Common Shares, but must instead either (i) transfer the Common Shares into their own name and then enroll such Common Shares in the Plan directly as a registered shareholder, or (ii) make appropriate arrangements with the Nominee who holds their Common Shares to enroll in the Plan on their behalf.

Where a beneficial owner of Common Shares wishes to enroll in the Plan through a CDS participant in respect of Common Shares registered through CDS, appropriate instructions must be received by CDS from the CDS participant not later than such deadline as may be established by CDS from time to time, in order for the instructions to take effect on the Dividend Payment Date to which that dividend record date relates.

Instructions received by CDS after their internal deadline will not take effect until the next following Dividend Payment Date. CDS participants holding Common Shares on behalf of beneficial owners of Common Shares registered through CDS must arrange for CDS to enroll such Common Shares in the Plan on behalf of such beneficial owners in respect of each Dividend Payment Date.

Beneficial owners of Common Shares should contact the Nominee who holds their Common Shares to provide instructions regarding their participation in the Plan and to inquire about any applicable deadlines that the Nominee may impose or be subject to.

In its Enrollment Form or instructions from CDS, as applicable, participants will direct (or be deemed to direct, as applicable) the Corporation to credit the Agent with all cash dividends (less any applicable withholding taxes) payable in respect of Common Shares registered in the name of the participant that are enrolled in the Plan or held under the Plan for its account and will direct (or be deemed to direct, as applicable) the Agent to reinvest such cash dividends on such Common Shares registered in such participant’s name or for such participant’s account in Common Shares, in accordance with the Plan.

Continued Enrollment

Common Shares enrolled by a participant (other than CDS) in the Plan will remain enrolled in and will automatically continue to be enrolled in the Plan until such time as the Plan is terminated in accordance with the Plan. The Common Shares acquired under the Plan for the account of the participant who has enrolled all of its Common Shares in the Plan will automatically be enrolled in the Plan.

CDS or other Nominee will provide instructions to the Agent regarding the extent of its participation in the Plan, on behalf of beneficial owners of Common Shares, in respect of every Dividend Payment Date on which cash dividends otherwise payable to CDS as shareholder of record, are to be reinvested under the Plan.

Common Shares purchased by a participant outside of the Plan may not be automatically enrolled in the Plan.  Participants are advised to contact the Agent to ensure such additional Common Shares are enrolled in the Plan.

Restrictions

Subject to applicable law and regulatory policy, the Corporation reserves the right to determine, from time to time, a minimum number of Common Shares that a participant must hold in order to be eligible to participate in, or continue to participate in, the Plan. As of the date of the adoption of the Plan, the Minimum Holdings is one Common Share, subject to applicable securities laws. The Corporation may also limit the maximum number of Common Shares that may be issued under the Plan.  If issuing Common Shares under the Plan would result in the Corporation exceeding the limit and the Corporation determines not to issue Common Shares in respect of a particular Dividend Payment Date, participants will receive from the Agent cash dividends for the dividends that are not reinvested in Common Shares (without interest or deduction thereon, except for any applicable withholding taxes). The Corporation will be under no obligation to issue Common Shares to any participants under the Plan where the Corporation exceeds the maximum number of Common Shares that may be issued under the Plan. The Corporation will be under no obligation to issue Common Shares on a pro rata basis to participants under the Plan where the Corporation exceeds the maximum number of Common Shares that may be issued under the Plan. The Corporation is not required to facilitate market purchases of Common Shares for any dividends not reinvested due to a limit on the number of Common Shares issuable under the Plan.

Fees

There is no brokerage commission payable by participants with respect to Common Share purchases under the Plan and all administrative costs of the Agent will be borne by the Corporation.  A participant will be responsible for brokerage commissions on a sale of Common Shares effected by the Agent. Participants who enroll through a Nominee may be subject to costs and charges by their Nominee.

The Agent

Administration of the Plan

Computershare Trust Company of Canada has been appointed to administer the Plan on behalf of the Corporation and the participants pursuant to the Plan and an agreement between the Corporation and the Agent. If Computershare Trust Company of Canada ceases to act as Agent for any reason, another successor agent will be appointed by the Corporation to act as Agent.

All funds received by the Agent under the Plan (which consist of cash dividends received from the Corporation less any applicable withholding taxes) will be applied to purchase Common Shares for Plan participants.

Dealing in Corporation Securities

The Corporation will not exercise any direct or indirect control over the price paid for Market Acquisitions under the Plan.  The New York Stock Exchange will be used by the Agent for the purposes of Market Acquisitions. The Average Market Price after any applicable Discount in respect of Treasury Acquisitions will be made by the Corporation and the Corporation will advise the Agent.

Adherence to Regulation

The Agent is required to comply with applicable laws, orders or regulations of any governmental authority which impose on the Agent a duty to take or refrain from taking any action under the Plan and to permit any properly authorized person to have access to and to examine and make copies of any records relating to the Plan.

Resignation of Agent

The Agent may resign as Agent under the Plan in accordance with the agreement between the Corporation and the Agent, in which case the Corporation will appoint another agent as the Agent. No resignation of the resigning Agent shall become effective until the successor Agent has executed an agreement accepting appointment as Agent.

Purchase of Common Shares under the Plan

Aggregation of Dividends

On each Dividend Payment Date, the Corporation will pay all cash dividends payable on Common Shares enrolled in the Plan to the Agent. Those cash dividends, after deduction of any applicable withholding tax, will be aggregated and automatically used by the Agent to purchase Common Shares (including fractional Common Shares, calculated to three (3) decimal places) (the “Plan Shares”) by way of a Treasury Acquisition, a Market Acquisition, or a combination of Treasury Acquisitions and Market Acquisitions, as determined by the Corporation in its sole discretion, in each case in the manner specified in the Plan, on behalf of participants.

Fractional Shares

Full or partial reinvestment is possible under the Plan as the Agent will credit to the account of each participant, on each reinvestment made under the Plan, fractional Common Shares, calculated to three (3) decimal places, for any amount that cannot be reinvested in whole Common Shares. The rounding of any fractional interest is determined by the Agent in its sole discretion. The crediting of fractional Common Shares in favor of beneficial owners who participate in the Plan through a Nominee will depend on the policies of that Nominee.

In certain events described in the Plan, a participant or its legal representative will be entitled to receive a cash payment of the value (less any applicable taxes) of any fractional Common Shares remaining in the participant’s account. Upon such payment being sent to the participant or its legal representative, the participant’s fractional Common Shares will be deemed to be cancelled.

Purchase Date

With respect to a Market Acquisition, the Agent will acquire the applicable aggregate number of Market Acquisition Shares, as soon as practicable after a Dividend Payment Date and in any event within three (3) trading days after the Dividend Payment Date unless otherwise directed by the Corporation.

With respect to a Treasury Acquisition, the Agent will purchase Treasury Acquisition Shares from the Corporation’s treasury during the Dividend Investment Period (as defined below).

Crediting of Accounts

On the date of each Treasury Acquisition or Market Acquisition, the Plan Shares acquired by the Agent on such date will be credited to the accounts of the participants (or, in the case of CDS or other Nominee, credited by the Agent to CDS or such other Nominee which will each in turn credit the accounts of the applicable participants).  The number of Treasury Acquisition Shares or Market Acquisition Shares or combination thereof comprising the Plan Shares acquired by the Agent on each date of acquisition, credited to each participant’s account on each such date, shall be the number of Common Shares, including fractions computed to three (3) decimal places, which is equal to the cash dividends (less any applicable withholding taxes) reinvested on behalf of such participant divided by the purchase price for the Common Shares.

Source of Plan Shares

The Plan Shares acquired by the Agent under the Plan will, at the sole option of the Corporation, either be Common Shares issued from the treasury of the Corporation (which may be issued with or without a discount to the Average Market Price) or be Common Shares acquired on the open market through the facilities of a Listing Market.

Price of Market Acquisition Shares

The Corporation does not control the price of Common Shares acquired under the Plan. The Average Market Price, in the case of a Market Acquisition, will be the average price paid (excluding brokerage commissions, fees and all transaction costs) per Common Share (denominated in the currency in which the Common Shares trade on the applicable stock exchange) purchased by the Agent on behalf of participants on a Listing Market for all Common Shares purchased in respect of a Dividend Payment Date under the Plan. The Listing Market to be used for purposes of Market Acquisitions will be the New York Stock Exchange.

Price of Treasury Acquisition Shares

The Average Market Price, in the case of a Treasury Acquisition, at which the Agent will purchase new Common Shares will be the volume weighted average price of the Common Shares traded on a Listing Market on the five (5) trading days preceding the Dividend Payment Date, less a discount to the Average Market Price (as determined by the Corporation in its sole discretion, such discount, if any, not to exceed 5%).

Price of Combination Shares

The Average Market Price, in the case of a combination of both Market Acquisitions and Treasury Acquisitions, the average of the Market Purchase Price and the Treasury Purchase Price, taking into consideration the percentage allocation between the two types of acquisitions.

Withdrawal and Disposition of Plan Shares

Withdrawal of Plan Shares

Registered shareholder participants who require a DRS Advice or a Common Share certificate but who do not wish to terminate participation in the Plan, may obtain a DRS Advice or share certificate for any number of whole Common Shares held in their account by duly completing the withdrawal portion of the statement of account and delivering it to the Agent. No DRS Advice or share certificate will be issued for a fraction of a Common Share. A DRS Advice or share certificate will generally be issued within three (3) weeks of receipt by the Agent of a participant’s request.  A beneficial shareholder participant who holds Common Shares indirectly through a Nominee, should contact its Nominee where it requires a DRS Advice or Common Share certificate.

Plan accounts are maintained in the names in which the registered shareholder participants enrolled in the Plan. DRS Advices and share certificates for whole Common Shares withdrawn from the Plan will be registered in exactly the same manner when issued.

 Any subsequent dividends paid in respect of the new certificated Common Shares will be subject to reinvestment under the Plan pursuant to the current election of the Participant, so long as the Participant remains the owner of such Common Shares. The Common Shares remaining in a Participant’s account will continue to have cash dividends reinvested pursuant to the Plan.

Disposition of Plan Shares

Plan Shares may not be pledged, hypothecated, assigned or otherwise disposed of or transferred. Participants who wish to transfer, pledge, hypothecate, assign, or otherwise dispose of all or any portion of their Plan Shares must withdraw such shares from the Plan in the manner specified in the Plan prior to such pledge, hypothecation, assignment, disposal or transfer.

Plan Shares Remaining in Plan

If a participant withdraws less than all of their Plan Shares, the participation of the participant in the Plan will continue in respect of the Common Shares remaining in the Plan.

Termination of Enrollment

The following provisions apply in respect of registered shareholder participants.  Beneficial shareholders who are participants should contact their Nominee to determine the procedures for terminating their participation.

Termination by Participant

Participation in the Plan may be terminated by completing the termination portion of a participant’s statement of account and delivering it to the Agent, signed by the registered shareholder participant, at least five (5) business days before the record date for a Dividend Payment Date. A participant may request the sale of all or some of the Common Shares held for his or her account pursuant to the Plan by duly completing the termination portion of the voucher on the reverse side of the statement of account and delivering it to the Agent. In this event, the Agent will sell such Common Shares through a broker-dealer designated by the Corporation from time to time. The participant will be charged a commission by the broker-dealer for the sale of the Common Shares, which commission will be deducted from the cash proceeds of the sale to be paid to the participant. Commissions charged on such sales will be charged at the customary rates charged from time to time by the broker-dealer. The proceeds of such sale, less brokerage commissions, transfer taxes and withholding taxes, if any, will be paid to the terminating participant by the Agent.

If a request for termination is received less than five (5) business days before a record date for a Dividend Payment Date, or between a record date and a Dividend Payment Date, the request will be processed after the applicable Dividend Payment Date. No terminations will be processed between a record date for a Dividend Payment Date and the completion of the period after the Dividend Payment Date in which the Agent purchases Common Shares under the Plan (the “Dividend Investment Period”).

Death of a Participant

Participation in the Plan will be terminated upon receipt by the Agent of satisfactory evidence of the death of the participant from such participant’s duly appointed legal representative.

Termination by the Corporation

The Corporation reserves the right to terminate participation in the Plan if the participant does not satisfy the minimum holding requirement set forth in the Plan.

Administration

Registration of Plan Shares and Issuance of Certificates

Common Shares issued pursuant to the Plan will be registered in the name of the Agent, as agent for participants under the Plan. Upon termination, a participant (or the estate of a deceased participant) will receive a DRS Advice or certificate for the whole Common Shares held in the participant’s account. The Agent does not provide cash in lieu of any whole Common Share held for participants. Requests for the issuance of a DRS Advice or certificate to the estate of a deceased participant must be accompanied by appropriate documentation as determined by the Corporation.  Participants wishing to obtain a Common Share certificate but who do not wish to terminate participation in the Plan, may obtain a certificate by duly completing the withdrawal portion of the statement of account and delivering it to the Agent in accordance with the provisions of the Plan as set forth above in “Withdrawal and Disposition of Plan Shares.”

Statements of Account

The Agent will maintain an account only for registered shareholder participants. Where a beneficial shareholder holds Common Shares indirectly through a Nominee, the Nominee will be responsible for providing a beneficial shareholder participant with confirmation of the purchase of Common Shares under the Plan.

A statement of account will be mailed by the Agent to each registered shareholder participant after each Dividend Payment Date. The statement will set out the amount of the cash dividends paid on the registered shareholder participant’s Common Shares for the relevant period, the number of new Common Shares distributed through the Plan for the period, the dates of these purchases or issuances, the applicable purchase price per Common Share and the updated total number of Common Shares being held for the registered shareholder participant. These statements are a registered shareholder participant’s continuing record of the cost of purchases and should be kept for tax purposes as the registered shareholder participant is solely responsible for retaining such statements. In addition, each registered shareholder participant will receive the appropriate information annually for reporting dividends for tax purposes.

Liabilities of the Corporation and Agent

Neither the Corporation nor the Agent shall have any duties, responsibilities or liabilities except as are expressly set forth in the Plan, including, without limitation, any claims:

(i)	with respect to any failure by a Nominee to enroll or not enroll in the Plan any holder of Common Shares (or, as applicable, any Common Shares held on such holder’s behalf) in accordance with the holder’s instructions or to not otherwise act upon a shareholder’s instructions;

(ii)	with respect to the continued enrollment in the Plan of any holder of Common Shares (or, as applicable, any Common Shares held on such holder’s behalf) until receipt of all necessary documentation as provided herein required to terminate participation in the Plan;

(iii)	arising out of the failure to terminate a participant’s account upon such participant’s death prior to receipt of notice in writing of such death, including all necessary documentation;

(iv)	with respect to the prices and times at which Common Shares are purchased or sold on the open market for the account of or on behalf of a participant and with respect to the selection of the Listing Market for the purposes of such purchases or sales;

(v)	with respect to any decision to amend, suspend, replace or terminate the Plan in accordance with the terms hereof;

(vi)	with respect to any determination made by the Corporation or the Agent regarding a shareholder’s eligibility to participate in the Plan or any component thereof, including the cancellation of a shareholder’s participation for failure to satisfy eligibility requirements; or

(vii)	with respect to any taxes or other liabilities payable by a shareholder in connection with its Common Shares or its participation in the Plan.

Right to Deny Participation

The Corporation or the Agent may deny the right to participate in the Plan to any person or terminate the participation of any participant in the Plan if the Corporation deems it advisable under any laws or regulations. The Corporation or the Agent reserves the right to deny participation in the Plan, and to not accept an Enrollment Form from, any person or agent of such person who appears to be, or who the Corporation has reason to believe is, subject to the laws of any jurisdictions which does not permit participation in the Plan in the manner sought by or on behalf of such person. Shareholders should be aware that certain Nominees may not allow participation in the Plan and the Corporation is not responsible for monitoring or advising which Nominees allow participation.

Miscellaneous

Voting of Plan Shares

Whole Common Shares held under the Plan by the Agent for a participant’s account under the Plan are voted in the same manner as Common Shares held in certificated form.  Participants will be provided with meeting materials in respect of Common Shares held for the participant’s account in accordance with the requirements of securities laws applicable to the Corporation.  Common Shares for which voting instructions are not received will not be voted. No voting rights will attach to any fractional Common Shares held for a participant’s account under the Plan.

Common Share Dividends, Share Splits and Consolidations

Any Common Share dividend (i.e. a dividend paid by the Corporation in the form of Common Shares) and any Common Shares resulting from a share split will be credited to the participant’s account based on the whole and fractional Common Shares being held for the participant in the Plan. In the event of a consolidation of the Common Shares, the number of Common Shares credited to a registered shareholder participant’s account will be adjusted to account for the effect of such consolidation on the Common Shares. Certificates for Common Shares resulting from a Common Share dividend or share split or a replacement of certificates for Common Shares as a result of a consolidation of Common Shares, on any Common Shares held in certificated form by a participant, will be delivered to the participant in the same manner as to holders of Common Shares who are not participating in the Plan.

Amendment, Suspension or Termination of the Plan

The Corporation reserves the right to amend, suspend or terminate the Plan at any time, in its sole discretion, but such action shall have no retroactive effect that would prejudice the interests of the participants. All amendments to the Plan will be subject to the prior approval of the Listing Markets. All participants will be (i) sent written notice or (ii) informed by way of news release or posting to the website of the Corporation of any such amendment, suspension or termination. In the event of a termination of the Plan by the Corporation, DRS Advice or certificates for whole Common Shares and payments for fractional Common Shares will be made in accordance with the provisions of the Plan previously described in “Withdrawal and Disposition of Plan Shares” and “Termination of Enrollment”. In the event of suspension of the Plan by the Corporation, no investment will be made by the Agent during the Dividend Investment Period immediately following the effective date of such suspension. Any dividends on the Common Shares subject to the Plan and paid after the effective date of such suspension will be remitted by the Agent to the participants (without interest or deduction thereon except applicable withholding taxes, if any).

Assignment

A holder of Common Shares may not assign the holder’s right to participate in the Plan.

Rules

The Corporation may make rules and regulations from time to time to facilitate the administration of the Plan and reserves the right to regulate and interpret the Plan text as the Corporation deems necessary or desirable to ensure the efficient and equitable operation of the Plan.

Governing Law

The Plan will be governed by and construed in accordance with the laws of the province of British Columbia and the federal laws of Canada applicable therein.

Notices and Correspondence

All notices or other documents required to be given to participants under the Plan, including certificates for Common Shares and checks, shall be mailed to participants who are registered holders of Common Shares at their addresses as shown in the register of shareholders maintained by the registrar and transfer agent of the Corporation.

Notices or inquiries to the Agent shall be sent, in the manner directed by the Plan or otherwise, as applicable, to:

BY PHONE:	North America: 1-800-564-6253

Outside of North America: 514-982-7555

BY FAX:	(416) 263-9394

WEBSITE:	www.canstockta.com

BY MAIL:	Computershare Trust Company of Canada
100 University Avenue, 8th Floor, North Tower
Toronto, Ontario M5J 2Y1

Effective Date

The effective date of this Plan is September 19, 2016.

CERTAIN INCOME TAX CONSIDERATIONS RELATING TO THE PLAN

Canadian Federal Income Tax Considerations

The following is a general summary of the principal Canadian federal income tax considerations generally applicable to participants in the Plan. It is assumed for the purposes of this summary that the participant deals at arm's length and is not affiliated with the Corporation and holds Common Shares as capital property. Generally, Common Shares are considered to be capital property to a holder provided that the holder does not hold the Common Shares in the course of carrying on a business and has not acquired the Common Shares in one or more transactions considered to be an adventure or concern in the nature of trade. Certain participants resident in Canada whose Common Shares might not otherwise qualify as capital property may, in certain circumstances, make an irrevocable election in accordance with subsection 39(4) of the Income Tax Act (Canada) (the "Tax Act") to have their Common Shares and every "Canadian security" (as defined in the Tax Act) owned by such participant in the taxation year of the election and in all subsequent taxation years deemed to be capital property.

This summary is not applicable to a participant: (i) that is a "financial institution" (within the meaning of the Tax Act) for the purposes of the "mark-to-market" rules contained in the Tax Act; (ii) that is a "specified financial institution" (within the meaning of the Tax Act); (iii) an interest in which would be a "tax shelter investment" (within the meaning of the Tax Act); (iv) that has elected to report its "Canadian tax results" (as defined in the Tax Act) in a currency other than the Canadian currency; or (v) that has entered into a "derivative forward agreement" (as defined in the Tax Act) in respect of Common Shares. Additional considerations not discussed herein may apply to a corporation that is resident in Canada and that is or becomes controlled by a corporation that is not resident in Canada, all within the meaning of the Tax Act. Any such participant should consult its own tax advisor with respect to an investment in the Common Shares.

This summary is based on the current provisions of the Tax Act, the regulations thereunder (the "Regulations"), all specific proposals to amend the Tax Act or the Regulations publicly announced by the Minister of Finance (Canada) prior to the date hereof ("Proposed Amendments") and the current published administrative practices of the Canada Revenue Agency (the "CRA"). This summary does not otherwise take into account or anticipate any changes in law, whether by judicial, administrative or legislative decision or action, nor does it take into account provincial, territorial or foreign income tax legislation or considerations, which may differ from those described. This summary is not exhaustive of all possible Canadian federal income tax consequences that may affect a participant in the Plan.

This summary is of a general nature only and is not intended to be, nor should it be construed to be, legal or tax advice to any particular participant, and no representation with respect to the Canadian federal income tax consequences to any particular participant is made. Consequently, prospective participants are advised to consult their own tax advisors with respect to their particular circumstances.

Foreign Exchange

For the purposes of the Tax Act, all amounts expressed in a currency other than Canadian dollars relating to the acquisition, holding or disposition of a Common Share, including dividends, adjusted cost base and proceeds of disposition, must be determined in Canadian dollars using the relevant rate of exchange quoted by the Bank of Canada at noon on the day the amount first arose or such other rate of exchange as is acceptable to the CRA.

Residents of Canada

The following summary is generally applicable to a participant who, at all relevant times for purposes of the Tax Act, is, or is deemed to be, resident in Canada.

Dividends

A participant will be subject to tax under the Tax Act on all dividends paid on Common Shares (including where such shares are held of record by the Agent for the account of the participant pursuant to the Plan) which are reinvested in Common Shares under the Plan (as well as on any dividends deemed under the Tax Act to be received on Common Shares) in the same manner as the participant would have been if such dividends had been received directly by the participant. Such dividends paid to (or deemed to be received by) a participant who is an individual (including most trusts) will be subject to the gross-up and dividend tax credit rules in the Tax Act normally applicable to dividends received from taxable Canadian corporations, including the enhanced gross-up and dividend tax credit in respect of dividends designated by the Corporation as "eligible dividends." There may be limitations on the ability of the Corporation to designate dividends as "eligible dividends."

A participant that is a corporation will include such dividends in computing its income and generally will deduct the amount of such dividends in computing its taxable income, with the result that no tax will be payable by it in respect of such dividends. In certain circumstances, subsection 55(2) of the Tax Act will treat a taxable dividend received by a participant that is a corporation as proceeds of disposition or a capital gain. Participants that are corporations should consult their own tax advisors having regard to their own circumstances. A participant that is a "private corporation" or "subject corporation" (as such terms are defined in the Tax Act) may be liable under Part IV of the Tax Act to pay a refundable tax on dividends received or deemed to be received on the Common Shares to the extent that such dividends are deductible in computing the participant's taxable income.

The cost for tax purposes to a participant of Common Shares purchased on the reinvestment of dividends will be the Canadian dollar equivalent of the price paid by the Agent for the Common Shares. The cost of such Common Shares will be averaged with the adjusted cost base of all other Common Shares held by the participant at the time such Common Shares are acquired for purposes of subsequently computing the adjusted cost base of each such Common Share owned by the participant.

Dispositions

On a disposition or deemed disposition of a Common Share (including by the Agent on behalf of the participant), the participant will realize a capital gain (or capital loss) equal to the amount by which the participant's proceeds of disposition, net of any reasonable costs of disposition, are greater than (or less than) the participant's adjusted cost base of the Common Share. Proceeds of disposition will not include an amount that is otherwise required to be included in the participant's income. The payment of cash in respect of any fraction of a Common Share on termination of participation in the Plan will constitute a disposition of such fraction of a Common Share for proceeds of disposition equal to the cash payment.

One-half of any capital gains (or capital losses) realized by a participant will be required to be included in computing the participant's income as a taxable capital gain (or allowable capital loss). An allowable capital loss will be deductible against a taxable capital gain realized in the year or in any of the three years preceding the year or any year following the year to the extent and under the circumstances described in the Tax Act. Capital gains realized by an individual (including certain trusts) may be subject to alternative minimum tax. A "Canadian-controlled private corporation" (as defined in the Tax Act) may be liable to pay an additional refundable tax on certain investment income, including taxable capital gains.

Under specific rules in the Tax Act, any capital loss realized by a corporation on the disposition of a Common Share may be reduced by the amount of certain dividends which were received or were deemed to have been received on such share. Similar rules may apply where a corporation is a member of a partnership or a beneficiary of a trust that disposes of such shares or where a trust or partnership of which a corporation is a beneficiary or member is a member of a partnership or beneficiary of a trust that disposes of such shares. Participants should consult their own tax advisors for specific advice regarding the application of the relevant "stop-loss" provisions in the Tax Act.

Non-Residents of Canada

The following summary is generally applicable to a participant who, at all relevant times and for purposes of the Tax Act and any applicable income tax treaty, is not resident, nor is deemed to be resident, in Canada, and who does not use or hold and is not deemed to use or hold Common Shares in carrying on business in Canada. Special rules which are not discussed in this summary may apply to a non-resident participant that is an insurer which carries on business in Canada and elsewhere.

Dividends

Dividends paid or credited or deemed to be paid or credited on Common Shares to a non-resident of Canada (including where such shares are held of record by the Agent for the account of the non-resident pursuant to the Plan) are generally subject to Canadian withholding tax, whether or not such dividends are reinvested under the terms of the Plan. Under the Tax Act, the rate of withholding tax is 25% of the gross amount of such dividends, which rate may be subject to reduction under the provisions of an applicable tax treaty. Under the Canada-United States Income Tax Convention (the "U.S. Treaty"), a participant who is resident in the United States for the purposes of the U.S. Treaty and who is entitled to the benefits of such treaty will generally be subject to Canadian withholding tax at a rate of 15% of the amount of such dividends. Dividends to be reinvested in Common Shares under the Plan for non-resident participants will be reduced by the amount of any applicable Canadian withholding tax.

Dispositions

A non-resident participant will not be subject to tax under the Tax Act on any capital gain realized on a disposition of Common Shares unless those Common Shares constitute "taxable Canadian property" at the time of the disposition and the participant is not entitled to relief under an applicable income tax treaty or convention.

Generally, Common Shares will not be taxable Canadian property to a participant at a particular time provided that either: (i) the Common Shares are listed on a designated stock exchange (such as the Toronto Stock Exchange or the New York Stock Exchange) at that time and at no time during the 60-month period that ends at that time did any combination of (a) the participant, (b) persons with whom the participant did not deal at arm's length, or (c) partnerships in which the participant or a person with whom the participant did not deal at arm’s length holds a membership interest directly or indirectly through another partnership, own 25% or more of the issued shares of any class or series of the Corporation, or (ii) at no time during such 60-month period did the Common Shares derive more than 50% of their value from any combination of: (a) real or immovable property situated in Canada, (b) "timber resource property" (within the meaning of the Tax Act), (c) "Canadian resource property" (within the meaning of the Tax Act) or (d) options in respect of, or interests in, or for civil law, rights in any of the foregoing, whether or not the property exists. A Common Share may be deemed to be “taxable Canadian property” in certain other circumstances.

Even if a Common Share is considered to be taxable Canadian property of a participant at the time of its disposition, a capital gain realized on the disposition may nevertheless be exempt from tax under the Tax Act pursuant to the terms of an applicable income tax treaty or convention.

Under the U.S. Treaty, a capital gain realized on the disposition of a Common Share by a participant who is entitled to the benefits of such treaty generally will be exempt from tax under the Tax Act except where the Common Share at the time of disposition derives its value principally from real property situated in Canada including rights to explore for or exploit mineral deposits in Canada.

Generally, if a Common Share constitutes taxable Canadian property to a participant at the time of its disposition and any capital gain realized by the participant on the disposition is not exempt from tax under the Tax Act by virtue of an applicable income tax treaty or convention, the participant will be required to include one-half of the amount of the capital gain in its income for the year as a taxable capital gain. Subject to and in accordance with the provisions of the Tax Act, one-half of any capital loss realized by a participant in a taxation year from the disposition of taxable Canadian property may be deducted as an allowable capital loss from any taxable capital gains realized by the participant in the year from the disposition of taxable Canadian property. If allowable capital losses for a year exceed taxable capital gain from the disposition of taxable Canadian property, the excess may be carried back and deducted in any of the three preceding taxation years or carried forward and deducted in any subsequent taxation year from net taxable capital gains realized in such years from the disposition of taxable Canadian property to the extent and in the circumstances prescribed by the Tax Act. Non-residents who dispose of taxable Canadian property are required to file a Canadian income tax return for the year of disposition, including where any resulting capital gain is not subject to tax under the Tax Act by virtue of an applicable income tax treaty or convention.

Material United States Federal Income Tax Considerations

The following is a summary of certain material United States federal income tax considerations generally applicable to U.S. participants (as defined below) in the Plan. The summary is based upon the Internal Revenue Code of 1986, as amended (the "Code"), existing and proposed regulations promulgated thereunder, and judicial decisions and administrative interpretations, as in effect on the date of the Plan, all of which are subject to change, possibly with retroactive effect. For purposes of this discussion, a U.S. participant is a person or entity who participates in the Plan and who, for United States federal income tax purposes, is: a citizen or resident of the United States; a corporation or other entity organized under the laws of the United States or of any political subdivision thereof; an estate whose income is subject to United States federal income taxation regardless of its source; or a trust (i) if a United States court can exercise primary jurisdiction over the trust's administration and one or more United States persons have the authority to control all substantial decisions of the trust, or (ii) that has elected to be treated as a United States person under applicable Treasury regulations.

This summary does not purport to be a full description of all U.S. federal income tax considerations that may relevant to a U.S. participant.  Furthermore, this summary does not address the United States federal income tax consequences for participants that are subject to special provisions under the Code, including the following participants: (i) participants that are tax-exempt organizations, qualified retirement plans, individual retirement accounts, or other tax-deferred accounts; (ii) participants that are financial institutions, insurance companies, real estate investment trusts, or regulated investment companies or that are broker-dealers, dealers, or traders in securities or currencies that elect to apply a mark-to-market accounting method; (iii) participants that have a "functional currency" other than the United States dollar; (iv) participants that are liable for the alternative minimum tax under the Code; (v) participants that own Common Shares as part of a straddle, hedging transaction, conversion transaction, constructive sale, or other arrangement involving more than one position; (vi) participants that hold the Common Shares other than as a capital asset within the meaning of Section 1221 of the Code; (vii) participants that own, directly or indirectly, 5% or more, by voting power or value, of the Corporation; (viii) partnerships or other entities classified as partnerships for United States federal income tax purposes; (ix) investors in pass-through entities; and (x) certain former citizens or residents of the United States. U.S. participants that are subject to special provisions under the Code, including U.S. participants described immediately above, should consult their own tax advisors regarding the tax consequences of reinvesting cash dividends in additional Common Shares under the Plan. This summary does not include any discussion of tax consequences to U.S. participants in the Plan other than United States federal income tax consequences. U.S. participants are urged to consult their own tax advisors regarding any United States estate and gift, state and local, and foreign tax consequences of participating in the Plan.

Partners of entities that are classified as partnerships for United States federal income tax purposes should consult their own tax advisors regarding the United States federal income tax consequences of reinvesting cash dividends in additional Common Shares under the Plan.

The following discussion is for general information only and is not intended to be, nor should it be construed to be, legal or tax advice to any holder or prospective holder of Common Shares. Holders of Common Shares are urged to consult their tax advisors with respect to the U.S. federal, state and local tax consequences, and the non-U.S. tax consequences, of the acquisition, ownership and disposition of Common Shares.

Acquisition of Common Shares Pursuant to the Plan

Subject to the "passive foreign investment company" ("PFIC") discussion below, a U.S. participant will be treated for United States federal income tax purposes as having received a distribution in an amount equal to the fair market value of the Common Shares acquired with reinvested dividends pursuant to the Plan plus the amount of any Canadian income tax withheld therefrom. A U.S. participant's tax basis per share for Common Shares purchased pursuant to the Plan will be equal to the fair market value of the share (as described in the preceding sentence). A U.S. participant's holding period for Common Shares purchased with dividends will begin on the day following the dividend payment date.

The gross amount of any such distribution (including any Canadian taxes withheld therefrom) generally should be included in the gross income of a U.S. participant as dividend income to the extent such distribution is paid out of current or accumulated earnings and profits of the Corporation, as determined under United States federal income tax principles. To the extent that the amount of any distribution exceeds the Corporation's current and accumulated earnings and profits for a taxable year, the distribution would be treated as a tax-free return of capital to the extent of the U.S. participant's adjusted tax basis in the Common Shares. To the extent that such distribution exceeds the U.S. participant's adjusted tax basis, it would be treated as capital gain. Such capital gain would be long-term capital gain if the U.S. participant’s holding period in the Common Shares exceeds one year as of the date of distribution.  Otherwise, such capital gain would be short-term capital gain.  Long-term capital gain of a non-corporate U.S. participants is generally eligible for reduced rates of taxation.  The Corporation does not intend to maintain calculations of earnings and profits in a manner necessary to enable U.S. participants to determine the extent to which a distribution would be treated as a dividend.  Each U.S. participant should therefore assume that any distribution by the Corporation with respect to the Common Shares will constitute dividend income.

Dividends received by non-corporate U.S. participants may be subject to United States federal income tax at lower rates than other types of ordinary income if certain conditions are met. These conditions include the Corporation not being classified as a PFIC, the Corporation being a "qualified foreign corporation", the U.S. participant's satisfaction of a holding period requirement, and the U.S. participant not treating the distribution as "investment income" for purposes of the investment interest deduction rules.

In the case of U.S. participants that are domestic corporations, distributions from the Corporation generally are not eligible for the dividends received deduction.

Disposition of Common Shares

Subject to the "passive foreign investment company" ("PFIC") discussion below, U.S. Participants generally will recognize gain or loss upon a sale, exchange or other taxable disposition of Common Shares and upon receipt of cash payments for fractional shares credited to their accounts upon withdrawal from or termination of the Plan or otherwise. The amount of this gain or loss will generally be equal to the difference between the amount a U.S. participant receives for his or her Common Shares or fraction thereof and the participant's adjusted tax basis in these Common Shares or fraction thereof. Any gain or loss recognized will be capital gain or loss.  Such gain or loss would be long-term capital gain or loss if the U.S. participant’s holding period in the Common Shares exceeds one year as of the date of distribution.  Otherwise, such gain or loss would be short-term capital gain on loss.  Long-term capital gain of a non-corporate U.S. participant is generally eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Passive Foreign Investment Company Status

In general, the Corporation will be a PFIC for United States federal income tax purposes in any taxable year if (after taking into account the income and assets of the Corporation and certain of its subsidiaries) 75% or more of its gross income is passive income, or at least 50% of the average value of its assets is attributable to assets held for the production of, or that produce, passive income.  For this purpose, “passive income” generally includes, among other things, interest, dividends, rents, royalties, certain gains from the sale of stock and securities and certain gains from commodities transactions.

PFIC status is determined on an annual basis. The Corporation does not expect to be a PFIC for the taxable year ending December 31, 2016. The determination of whether the Corporation is a PFIC is based on the application of complex U.S. federal income tax rules, which are subject to differing interpretations, and will depend on the composition of the Corporation’s income, expenses and assets from time to time and the nature of its activities. PFIC classification is factual in nature, and generally cannot be determined until the close of the taxable year in question. Consequently, there can be no assurances regarding the PFIC status of the Corporation for its current or any future taxable year. If a U.S. participant owns Common Shares during a taxable year in which the Corporation is a PFIC, the PFIC rules generally will apply to a participant thereafter, even if in subsequent taxable years the Corporation no longer meets the test described above to be treated as a PFIC. No ruling will be sought from the Internal Revenue Service (the "IRS") regarding whether the Corporation is a PFIC.

In general, if the Corporation were to be treated as a PFIC, certain adverse rules would apply to dividends received from the Corporation and to dispositions of Common Shares (potentially including dispositions that would not otherwise be taxable), including taxation at maximum ordinary income tax rates plus an interest charge on both gain from the sale of the Common Shares and certain distributions paid by the Corporation.   In addition, in any year in which the Corporation is a PFIC, a U.S. participant generally must file an annual return on IRS Form 8621, which describes the income received (or deemed to be received in the event the U.S. participant makes certain elections (to the extent available)) from the Corporation, any gain realized on a disposition of common shares and certain other information.

U.S. participants are urged to consult their tax advisors about the PFIC rules in connection with their holding of Common Shares, including potential elections that may be available to mitigate some of the adverse consequences relating to PFIC status.

Foreign Tax Credits

Any Canadian tax withheld with respect to distributions on, or proceeds from disposition of, Common Shares may, subject to a number of complex limitations, be claimed as a foreign tax credit against a U.S. participant’s U.S. federal income tax liability or may be claimed as a deduction for U.S. federal income tax purposes. The limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income. For this purpose, dividends distributed with respect to Common Shares will be foreign-source income and will be "passive category income" or "general category income" for purposes of computing the foreign tax credit allowable to a U.S. Participant, and gain recognized on the sale of Common Shares will generally be treated as U.S. source for such purposes. Because of the complexity of those limitations, each U.S. Holder should consult its own tax advisor with respect to the amount of foreign taxes that may be claimed as a credit.

Foreign Currency Gains and Losses

The amount of any distribution, or proceeds, paid or treated as paid in Canadian dollars to a U.S. Participant in connection with participation in the Plan or the ownership or disposition of Common Shares will be included in the gross income of the U.S. Participant as translated into U.S. dollars calculated by reference to the exchange rate prevailing on the date the payment is includible in income for U.S. federal income tax purposes, regardless of whether the Canadian dollars are converted into U.S. dollars at that time. If the Canadian dollars are not converted into U.S. dollars on the date they are included in income, a U.S. Participant will have a basis in the Canadian dollars equal to their U.S. dollar value on such date. Any U.S. Participant that receives payment in Canadian dollars and engages in a subsequent conversion or other disposition of the Canadian dollars may have a foreign currency exchange gain or loss that will be treated as ordinary income or loss, and generally will be U.S. source income or loss for foreign tax credit purposes.

U.S. Information Reporting and Backup Withholding

Under certain circumstances, dividends on and proceeds arising from a sale of Common Shares may be subject to information reporting and backup withholding tax at the current statutory rate.  Backup withholding, however, will generally not apply to a U.S. participant so long as such U.S. participant furnishes its correct United States taxpayer identification number (on IRS Form W-9) and certifies, under penalty of perjury, that such U.S. participant has furnished its correct United States taxpayer identification number and that the IRS has not notified such participant that it is subject to backup withholding tax, and the U.S. participant otherwise complies with applicable requirements of the backup withholding rules. Certain U.S. participants (such as certain corporations) are exempt from these information reporting and backup withholding tax rules.  Such exempt U.S. participants generally will not be subject to information reporting and backup withholding tax so long as such participants properly certify their exempt status.  Amounts withheld as backup withholding may be credited against a U.S. participant's United States federal income tax liability, and a participant may obtain a refund of any excess amounts withheld under the backup withholding rules, provided the required information is timely furnished to the IRS.

United States individuals are required to report an interest in any "specified foreign financial asset" if the aggregate value of such assets owned by the United States individual exceeds $50,000 (or such higher amount as the IRS may prescribe in future guidance). Stock issued by a foreign corporation is treated as a specified foreign financial asset for this purpose.

DESCRIPTION OF COMMON SHARES TO BE REGISTERED

The Corporation is authorized to issue an unlimited number of Common Shares. As of September 16, 2016, 300,691,337 Common Shares were issued and outstanding. Holders of Common Shares are entitled to receive notice of any meetings of shareholders of the Corporation, to attend and to cast one vote per Common Share at all such meetings. Holders of Common Shares do not have cumulative voting rights with respect to the election of directors and, accordingly, holders of a majority of the Common Shares entitled to vote in any election of directors may elect all directors standing for election. Holders of Common Shares are entitled to receive on a pro rata basis such dividends, if any, as and when declared by the Board at its discretion from funds legally available therefor and upon the liquidation, dissolution or winding up of the Corporation are entitled to receive on a pro rata basis the net assets of the Corporation after payment of debts and other liabilities, in each case subject to the rights, privileges, restrictions and conditions attaching to any other series or class of shares ranking senior in priority to or on a pro rata basis with the holders of Common Shares with respect to dividends or liquidation. There is currently no other series or class of shares outstanding which ranks senior in priority to the Common Shares. The Common Shares do not carry any pre-emptive, subscription, redemption or conversion rights, nor do they contain any sinking or purchase fund provisions.

	TORONTO STOCK EXCHANGE		NEW YORK STOCK EXCHANGE

	High	Low	High	Low
	(CDN$ per share)		(US$ per share)
2011
Full Year	7.49	4.41	7.75	4.32
2012
Full Year	6.80	2.71	6.83	2.68
2013
Full Year	4.63	2.77	4.68	2.65
2014
First Quarter	4.74	3.53	4.33	3.32
Second Quarter	4.12	3.59	3.85	3.28
Third Quarter	4.70	3.93	4.30	3.58
Fourth Quarter	5.30	3.61	4.51	3.17
Full Year	5.30	3.53	4.51	3.17
2015
First Quarter	4.86	3.99	3.97	3.22
Second Quarter	5.35	4.08	4.36	3.25
Third Quarter	4.76	3.41	3.80	2.57
Fourth Quarter	4.44	3.32	3.43	2.41
Full Year	5.35	3.32	4.36	2.41
2016
January	3.87	3.27	2.80	2.27
February	4.62	3.54	3.34	2.53
March	4.81	4.18	3.59	3.11
April	4.81	3.85	3.80	2.96
May	4.72	4.16	3.76	3.20
June	4.52	3.62	3.56	2.78
July	4.42	3.71	3.40	2.88
August	4.54	3.90	3.56	3.00
September (through September 16)	4.27	4.13	3.30	3.13

EXPENSES

The expenses in connection with the issuance and distribution of the Common Shares being offered are as follows:

SEC registration fee	$4,795.84

Legal fees and expenses*	$73,001

Accounting fees and expenses*	$20,000

TSX and NYSE listing fees	$146,500

Printing and mailing expenses*	$10,000

Total	$248,156.84

* Estimated

INDEMNIFICATION

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Corporation pursuant to the applicable provisions of the BCA and our Articles, the Corporation has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

LEGAL MATTERS

The validity of the Common Shares being offered by this prospectus will be passed upon for us by Stikeman Elliot LLP, Toronto, Ontario. Stikeman Elliott LLP have, in addition, reviewed the statements made herein as to matters of Canadian tax law and as to the enforceability in Canada of liabilities under the federal securities laws of the United States. Certain legal matters in connection with this prospectus relating to United States tax law will be passed upon for us by Gibson Dunn & Crutcher LLP, Irvine, CA.

EXPERTS

The scientific and technical information for the Corporation’s mineral projects on a property material to the Corporation included in or incorporated by reference into our Annual Report on Form 40-F and incorporated by reference herein for the Bisha Mine was sourced from the Corporation’s NI 43-101 Technical Report, effective December 31, 2013, which was filed with our Form 6-K filed with the SEC on March 25, 2014.

Philip Edward Jankowski, Master of Science in Geology and Chief Resource Geologist of BMSC and Anoush Ebrahimi, Ph.D. in mining engineering and principal consultant with SRK consulting (Canada) Inc. are the qualified persons as defined by NI 43-101 in connection with the Mineral Resources and Mineral Reserve sections, respectively, of our Annual Information Statement on Form 40-F filed with the SEC on March 15, 2016.

The aforementioned firms or persons held no securities of the Corporation or of any associate or affiliate of the Corporation when they prepared the reports, the mineral reserve estimates or the mineral resource estimates referred to above, or following the preparation of such reports or estimates and did not receive any direct or indirect interest in any securities of the Corporation or of any associate or affiliate of the Corporation in connection with the preparation of such reports or estimates.

The consolidated financial statements of Nevsun Resources Ltd. as of December 31, 2015 and 2014, and for each of the years then ended, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2015 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated herein, and upon their authority as experts in accounting and auditing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 8.  Indemnification of Directors and Officers

Under the BCA, the Corporation may do one or both of the following (A) indemnify: (i) a current or former director or officer of the Corporation, (ii) a current or former director or officer of another corporation (x) at a time when the corporation is or was an affiliate of the Corporation, or (y) at the request of the Corporation, or (iii) at the request of the Corporation, an individual who is or was, or holds or held a position equivalent to that of, a director or officer of a partnership, trust, joint venture or other unincorporated entity, against any judgment, penalty or fine awarded or imposed in, or an amount paid in settlement of any legal proceeding or investigative action, whether current, threatened, pending or completed, to which the he or she is or may be liable; and (B) after the final disposition of an legal proceeding or investigative action, pay the expenses actually and reasonably incurred by them in respect of that proceeding.  Such indemnity is not available (a) if the indemnity or payment is made under an earlier agreement to indemnify or pay expenses and, at the time that the agreement to indemnify or pay expenses was made, the Corporation was prohibited from giving the indemnity or paying the expenses by its memorandum or articles; (b) if the indemnity or payment is made otherwise than under an earlier agreement to indemnify or pay expenses and, at the time that the indemnity or payment is made, the Corporation is prohibited from giving the indemnity or paying the expenses by its memo`randum or articles; (c) if, in relation to the subject matter of the proceeding, the recipient of the indemnity did not act honestly and in good faith with a view to the best interests of the Corporation or the associated corporation, as the case may be; and (d) in the case of a proceeding other than a civil proceeding, if the recipient did not have reasonable grounds for believing that his or her conduct in respect of which the proceeding was brought was lawful.  The indemnity is not available if the proceeding is brought against an individual by or on behalf of the Corporation or by or on behalf of an associated corporation.

In accordance with the provisions of the BCA described above, the Articles of the Corporation provide that, subject to the BCA, the Corporation must indemnify a director, former director or alternate director as well as an officer or former officer of the Corporation and his or her heirs and legal personal representatives against all eligible penalties to which such person is or may be liable, and the Corporation must, after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by such person in respect of that proceeding. Each director, alternate director and officer is deemed to have contracted with the Corporation on the terms of the indemnity contained in the Corporation’s Articles.

Nevsun Resources also maintains insurance for the benefit of its directors and officers against liability in their respective capacities as directors and officers. The directors and officers are not required to pay any premium in respect of the insurance. The policy contains standard industry exclusions.

Item 9.  Exhibits

Exhibit No.	Description

4.1	Dividend Reinvestment Plan, dated September 19, 2016

5.1	Opinion of Stikeman Elliot LLP as to the legality of the securities being registered.

8.1	Opinion of Stikeman Elliot LLP regarding Canadian tax matters (contained in Exhibit 5.1)

8.2	Opinion of Gibson, Dunn & Crutcher LLP regarding U.S. tax matters.

23.1	Consent of Stikeman Elliot LLP (contained in Exhibit 5.1)

23.2	Consent of Gibson, Dunn & Crutcher LLP (contained in Exhibit 8.2)

23.3	Consent of KPMG LLP

23.4	Consent of Qualified Person, Philip Edward Jankowski

23.5	Consent of Qualified Person, Anoush Ebrahimi

24.1	Power of Attorney (included on signature page)

Item 10. Undertakings

(a)	The undersigned Registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that the undertakings set forth in paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

2.	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.	To file a post-effective amendment to the registration statement to include any financial statements required by “Item 8.A. of Form 20-F” at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the Registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Section 210.3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the Form F-3.

5.	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)	If the Registrant is relying on Rule 430B:

A.	Each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

B.	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii)	If the Registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

6.	That, for the purpose of determining liability of the Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

(b)          The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, Province of British Columbia, Canada, on September 19, 2016.

NEVSUN RESOURCES LTD.

By:	/s/ Clifford T. Davis
Name: Clifford T. Davis
Title: Chief Executive Officer

SIGNATURES WITH RESPECT TO NEVSUN RESOURCES LTD. POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Joseph P. Giuffre, who may act, the true and lawful attorney-in-fact and agent of the undersigned, with full power of substitution and resubstitution, for and in the name, place and stead of the undersigned, in any and all capacities, to sign any and all amendments, including any post-effective amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

This Power of Attorney may be executed in multiple counterparts, each of which shall be deemed an original, but which taken together shall constitute one instrument. Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Clifford T. Davis Clifford T. Davis	Chief Executive Officer and Director (Principal Executive Officer)	September 19, 2016

/s/ Thomas S. Whelan Thomas S. Whelan	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	September 19, 2016

/s/ R. Stuart Angus R. Stuart Angus	Director, Chairman of the Board of Directors	September 19, 2016

/s/ Ian R. Ashby Ian R. Ashby	Director	September 19, 2016

/s/ Geoffrey Chater Geoffrey Chater	Director	September 19, 2016
/s/ Robert J. Gayton Robert J. Gayton	Director	September 19, 2016

/s/ Gary E. German Gary E. German	Director	September 19, 2016

/s/ Gerard E. Munera Gerard E. Munera	Director	September 19, 2016

/s/ Stephen V. Scott Stephen V. Scott	Director	September 19, 2016

 AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, as amended, the Authorized Representative has duly caused this Registration Statement to be signed on its behalf by the undersigned, solely in its capacity as the duly authorized representative of Nevsun Resources Ltd. in the United States, on September 19, 2016.

NEVSUN RESOURCES LTD. (Authorized U.S. Representative)

By:	/s/ Joseph P. Guiffre
Name: Joseph P. Guiffre
Title: Chief Legal Officer

INDEX TO EXHIBITS

Exhibit No.	Description

4.1	Dividend Reinvestment Plan, dated September 19, 2016

5.1	Opinion of Stikeman Elliot LLP as to the legality of the securities being registered.

8.1	Opinion of Stikeman Elliot LLP regarding Canadian tax matters (contained in Exhibit 5.1)

8.2	Opinion of Gibson, Dunn & Crutcher LLP regarding U.S. tax matters.

23.1	Consent of Stikeman Elliot LLP (contained in Exhibit 5.1)

23.2	Consent of Gibson, Dunn & Crutcher LLP (contained in Exhibit 8.2)

23.3	Consent of KPMG LLP

23.4	Consent of Qualified Person, Philip Edward Jankowski

23.5	Consent of Qualified Person, Anoush Ebrahimi

24.1	Power of Attorney (included on signature page)